Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. REPORTS SECOND QUARTER
2017 RESULTS

DALLAS, TEXAS, August 8, 2017…EXCO Resources, Inc. (NYSE: XCO) ("EXCO" or the "Company") today announced operating and financial results for second quarter 2017.

2017 Second Quarter Highlights

•	Drilled 11 gross (4.8 net) and turned-to-sales 4 gross (3.5 net) operated horizontal wells in North Louisiana in second quarter 2017.

•	Produced 229 Mmcfe per day, or 21 Bcfe, for second quarter 2017, a decrease of 4% compared to first quarter 2017, primarily due to natural production declines and the timing of wells turned-to-sales.

•
GAAP net income was $121 million, or $6.13 per diluted share, and Adjusted net loss, a non-GAAP measure, was $5 million, or $0.23 per diluted share, for second quarter 2017. GAAP net income was primarily due to unrealized gains on derivative financial instruments related to common share warrants.

•	Adjusted EBITDA, a non-GAAP measure, was $18 million for second quarter 2017, consistent with first quarter 2017.

•	Operating expenses and general and administrative expenses were within guidance.

•	Liquidity was $170 million as of June 30, 2017.

•	Extended the scheduled closing date of the divestiture of the Company's oil and natural gas properties in South Texas to August 15, 2017, subject to the satisfaction of certain conditions.

•
Issued 2.7 million common shares to pay interest on the 1.75 Lien Term Loans in lieu of $23 million in cash. The ability to pay interest in common shares will be limited in the future due to the decline in the Company's share price.

•	Effected a 1-for-15 reverse share split and reduced the number of authorized common shares from 780 million to 260 million.

Key Developments
Strategic plan update

EXCO's strategic plan continues to focus on three core objectives: 1) restructuring the balance sheet to enhance its capital structure and extend structural liquidity, 2) transforming EXCO into the lowest cost producer, and 3) optimizing and repositioning the portfolio. The three core objectives and the Company's recent progress are detailed below:

1.
Restructuring the balance sheet to enhance its capital structure and extend structural liquidity - The Company's restructuring program is focused on establishing a sustainable capital structure that provides the Company with the liquidity necessary to execute its business plan. The Company's senior secured 1.5 lien notes due March 20, 2022 ("1.5 Lien Notes") and senior secured 1.75 lien term loans due October 26, 2020 ("1.75 Lien Term Loans") provide the option, at the Company's discretion, subject to certain limitations, to pay interest in cash, additional indebtedness, or common shares. On May 31, 2017, EXCO's shareholders approved a proposal to amend EXCO's certificate of formation to permit the issuance of common shares to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans and permit the issuance of common shares upon the exercise of the warrants associated with the 1.5 Lien Notes and 1.75 Lien Term Loans, in each case for purposes of New York Stock Exchange rules. On June 20, 2017, the Company paid interest on the 1.75 Lien Term Loans in common shares, which resulted in the issuance of 2.7 million common shares in lieu of a $23 million cash interest payment.

Liquidity, which represents cash plus the unused borrowing base under the Company's credit agreement ("Credit Agreement"), was $170 million as of June 30, 2017. EXCO's ability to pay interest in common shares will be limited in future periods due to restrictions in its debt agreements. Due to a significant decline in EXCO's share price, the Company will not be able to pay interest in common shares to the extent initially forecasted. As a result, the Company will be required to pay interest in cash or additional indebtedness that will further restrict its Liquidity and ability to comply with covenants in its debt agreements. The Company continues to evaluate additional transactions to restructure its existing indebtedness and address near-term liquidity needs, which may include an in-court or out-of-court restructuring. See further discussion in the "Liquidity Results" section of this press release.

2.
Transforming EXCO into the lowest cost producer - EXCO continues to exercise fiscal discipline to transform itself into the lowest cost producer. GAAP general and administrative expenses decreased by 108% in second quarter 2017 compared to second quarter 2016. The decrease primarily related to changes in the fair value of equity-based compensation. Adjusted general and administrative expenses, a non-GAAP measure, decreased 11% for second quarter 2017 compared to the same period in 2016 primarily due to lower personnel costs from reduced headcount. The Company's cost reduction efforts have resulted in a decrease in total employee headcount of approximately 36% since second quarter 2016.

The Company's development plans for 2017 continue to focus on cost effectiveness and improved efficiencies. The drilling program includes a combination of standard lateral lengths of 4,500 feet and longer lateral lengths up to 10,000 feet. In North Louisiana, EXCO drilled a Haynesville shale well with the longest lateral in its history of approximately 10,000 feet and drilled a Bossier shale well with a lateral length of approximately 7,000 feet. The extended lateral length wells target improved cost per lateral foot metrics compared to standard well designs. Also, the Company continues to evaluate the optimal completion design for its Haynesville and Bossier shale wells. The wells completed during 2017 have higher fracture intensity utilizing 3,500 lbs of proppant per lateral foot, and the Company continues to analyze well performance data from operated and non-operated wells.

3.
Optimizing and repositioning the portfolio - The Company continues to execute its disciplined capital allocation program to ensure the highest and best uses of capital. On April 7, 2017, the Company entered into a definitive agreement to divest its oil and natural gas properties in South Texas as part of its portfolio optimization initiative. The purchase price of $300 million is subject to closing conditions and adjustments based on an effective date of January 1, 2017. The transaction was originally scheduled to close in June 2017; however, the scheduled closing date was extended until August 15, 2017, pending satisfactory resolution of certain conditions. No assurance can be given as to outcome or timing of the transaction. See further discussion in the "Operational Results" section of this press release.

The Company is currently running four drilling rigs in North Louisiana focused on the development in the Haynesville shale and unlocking additional value from the Bossier shale. The Haynesville projects are among the highest rate of return projects in the Company's portfolio. In addition, the Company acquired oil and natural gas properties and undeveloped acreage in its core position in North Louisiana for approximately $5 million and $15 million in June and August 2017, respectively.

Operational Results

Table 1: Summary of operating activities and operational results
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Q3
		6/30/17	3/31/17		6/30/16		6/30/17	6/30/16		2017 (2)	2017 (3)
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Rig counts (1)	#	4	1	300	1	300	3	1	200	N/A	4

Net wells drilled (1)
North Louisiana	#	4.8	3.5	37	0.9	433	8.3	5.2	60	N/A	N/A
East Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
South Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells drilled	#	4.8	3.5	37	0.9	433	8.3	5.2	60	3.9	5.3

Net wells turned-to-sales (1)
North Louisiana	#	3.5	—	100	2.5	40	3.5	2.5	40	N/A	N/A
East Texas	#	—	—	—	—	—	—	3.6	(100)	N/A	N/A
South Texas	#	—	—	—	—	—	—	—	—	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells turned-to-sales	#	3.5	—	100	2.5	40	3.5	6.1	(43)	3.5	—

Daily production
North Louisiana	Mmcfe/d	131	134	(2)	146	(10)	133	148	(10)	N/A	N/A
East Texas	Mmcfe/d	46	53	(13)	76	(39)	50	69	(28)	N/A	N/A
South Texas	Mmcfe/d	22	24	(8)	32	(31)	23	36	(36)	N/A	N/A
Appalachia and other	Mmcfe/d	29	30	(3)	43	(33)	30	42	(29)	N/A	N/A
Total daily production	Mmcfe/d	229	241	(5)	296	(23)	235	296	(21)	215-225	220-230

Production
Oil	Mbbls	303	331	(8)	447	(32)	634	997	(36)	200-220	175-195
Natural gas	Bcf	19.1	19.7	(3)	24.3	(21)	38.8	47.8	(19)	18.4-19.2	19.2-20.0
Total production	Bcfe	20.9	21.7	(4)	27.0	(23)	42.6	53.8	(21)	19.6-20.5	20.2-21.2

Capital expenditures	$MM	40	18	122	19	111	58	56	4	N/A	N/A

(1)	Includes average rigs during the period and wells operated by EXCO, and excludes rigs and wells operated by others.

(2)	Q2 2017 guidance assumed South Texas divestiture occurred on June 1, 2017.

(3)	Q3 2017 guidance assumes South Texas divestiture occurs on September 1, 2017.

North Louisiana

Highlights:

•	Produced 131 Mmcfe per day, a decrease of 3 Mmcfe per day, or 2%, from first quarter 2017 and a decrease of 15 Mmcfe per day, or 10%, from second quarter 2016.

•	Drilled 11 gross (4.8 net) and turned-to-sales 3 gross (2.7 net) operated Haynesville shale wells.

•	Drilled 10,000 foot lateral length Haynesville shale well, to be completed in third quarter 2017.

•	Turned-to-sales 1 gross (0.8 net) operated Bossier shale well with enhanced completion methods.

EXCO’s decrease in production compared to first quarter 2017 was attributable to natural production declines, partially offset by the additional wells turned-to-sales during second quarter 2017.

The Company's 3 gross (2.7 net) standard 4,500 foot lateral length Haynesville wells that were turned-to-sales during second quarter 2017 were completed with an average of 3,500 lbs of proppant per lateral foot, representing a 30% increase when compared to prior wells completed by EXCO in the region. The wells averaged initial production rates of 17.4 Mmcfe per day on a 23/64th choke with an average flowing pressure of 8,000 psi. The early results from these wells have exhibited performance above the Company's proved reserve type curves. During second quarter 2017, the Company drilled the second and third fastest standard lateral length Haynesville wells in EXCO's history with drill times of 22 and 24 days, respectively, from spud to rig release.

EXCO also turned-to-sales its first cross-unit Bossier shale appraisal well during second quarter 2017. This well was drilled with a lateral length of approximately 7,000 feet and completed with 48 frac stages using 3,500 pounds of proppant per lateral foot. This well is currently performing in-line with the Company's expectations with an average initial production rate of 12.1 Mmcfe per day on a 21/64th restricted choke with an average flowing pressure of 7,500 psi. The Company spud an additional Bossier shale well in early third quarter 2017 and will continue to monitor the potential for future development of Bossier shale locations in North Louisiana. EXCO has 167 gross (84 net) Bossier shale drilling locations within Desoto Parish in North Louisiana based on lateral lengths of approximately 7,500 feet.

The Company has recently experienced significant increases in certain service costs, particularly hydraulic fracturing and related completion services, that are expected to increase the average cost per well by approximately 10-13% compared to wells drilled during the first and second quarter 2017.  EXCO is currently evaluating methods to improve the cost effectiveness of its well design in order to partially offset the increases in service costs.

East Texas

Highlights:

•	Produced 46 Mmcfe per day, a decrease of 7 Mmcfe per day, or 13%, from first quarter 2017 and a decrease of 30 Mmcfe per day, or 39%, from second quarter 2016.

EXCO’s decrease in production compared to first quarter 2017 and second quarter 2016 was primarily due to natural production declines. The Company has not turned an operated well to sales in the region since first quarter 2016.

EXCO's development activities in the East Texas region during 2017 primarily include participation in wells operated by others. During second quarter 2017, EXCO elected to participate with another operator in the drilling of an extended lateral Bossier shale well that will be completed as a stacked pair with a Haynesville shale well in the southern portion of this region. The Company plans to closely monitor the results of this stacked lateral test for potential downspacing and future development of the Bossier shale in this area.

South Texas

Highlights:

•	Produced 3.7 Mboe per day, a decrease of 0.3 Mboe per day, or 8%, from first quarter 2017 and a decrease of 1.6 Mboe per day, or 31%, from second quarter 2016.

EXCO’s decrease in production compared to first quarter 2017 and second quarter 2016 was primarily due to natural production declines. The Company has not turned an operated well to sales in the region since late 2015.

On April 7, 2017, the Company entered into a definitive agreement to divest its oil and natural gas properties in South Texas. The agreement was amended to extend the scheduled closing date of the transaction to August 15, 2017. The closing of the transaction is subject to certain conditions, including either the reinstatement of a natural gas sales contract due to the purported termination by the purchaser, Chesapeake Energy Marketing L.L.C. ("Chesapeake"), or by the entry into a new gathering agreement with terms and conditions that are acceptable to the buyer in its sole discretion. No assurance can be given regarding the outcome of the transaction.

On June 6, 2017, EXCO filed a lawsuit against Chesapeake asserting breach of contract, tortious interference with existing contract, tortious interference with prospective business relations, and declaratory relief that the contract is still in full force and effect. The lawsuit remains pending in federal court.

See further discussion regarding this transaction in the Company's Current Reports on Form 8-K filed with the SEC on April 13, 2017 and June 23, 2017, and other periodic filings with the SEC.

Appalachia

Highlights:

•	Produced 29 Mmcfe per day, a decrease of 1 Mmcfe per day, or 3%, from first quarter 2017, and a decrease of 14 Mmcfe per day, or 33%, from second quarter 2016.

EXCO’s production decreased from first quarter 2017 due to natural production declines. The decrease from second quarter 2016 was primarily due to natural production declines and the sale of the Company's conventional assets in 2016.

Regional natural gas price differentials in Appalachia have been volatile and narrowed for year-to-date 2017 compared to prior year. The differentials have recently widened due to seasonal conditions; however, the Company believes there is potential for additional demand catalysts within this region in the future. The Company will monitor these conditions to determine the extent of future development of its properties in the Marcellus shale. EXCO continues to perform its technical assessment of the dry gas window of the Utica shale and is evaluating plans to participate in appraisal wells with another operator to further evaluate the potential of the formation.

Financial Results

Table 2: Summary of operational earnings
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Q3
		6/30/17	3/31/17		6/30/16		6/30/17	6/30/16		2017 (5)	2017 (6)
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Operating revenues
Oil revenues	$MM	14	16	(13)	18	(22)	30	33	(9)	N/A	N/A
Natural gas revenues	$MM	50	53	(6)	36	39	103	72	43	N/A	N/A
Total oil and natural gas revenues	$MM	64	69	(7)	54	19	134	106	26	N/A	N/A
Realized oil prices	$/Bbl	47.21	48.92	(3)	40.25	17	48.10	33.57	43	N/A	N/A
Oil price differentials	$/Bbl	(1.41)	(2.91)	(52)	(5.04)	(72)	(2.19)	(5.15)	(57)	(3.00-4.00)	(2.00-3.00)
Realized gas prices	$/Mcf	2.63	2.70	(3)	1.49	77	2.66	1.51	76	N/A	N/A
Gas price differentials	$/Mcf	(0.56)	(0.63)	(11)	(0.46)	22	(0.59)	(0.50)	18	(0.50-0.60)	(0.55-0.65)

Derivative financial instruments
Cash settlements (payments)	$MM	(1)	(4)	(75)	17	(106)	(6)	33	(118)	N/A	N/A
Cash settlements (payments)	$/Mcfe	(0.05)	(0.21)	(76)	0.62	(108)	(0.13)	0.62	(121)	N/A	N/A

Costs and expenses
Oil and natural gas operating costs	$MM	8	8	—	8	—	17	17	—	N/A	N/A
Production and ad valorem taxes	$MM	3	3	—	5	(40)	7	9	(22)	N/A	N/A
Gathering and transportation	$MM	27	27	—	27	—	54	52	4	N/A	N/A
Oil and natural gas operating costs	$/Mcfe	0.39	0.39	—	0.28	39	0.39	0.32	22	0.35-0.40	0.35-0.40
Production and ad valorem taxes	$/Mcfe	0.16	0.16	—	0.18	(11)	0.16	0.18	(11)	0.15-0.20	0.15-0.20
Gathering and transportation	$/Mcfe	1.30	1.26	3	0.99	31	1.28	0.96	33	1.25-1.30	1.25-1.30
General and administrative (1)	$MM	7	7	—	8	(13)	13	15	(13)	6-7	7-8

Operational earnings
Adjusted EBITDA (2)	$MM	18	18	—	23	(22)	37	44	(16)	N/A	N/A
GAAP net income (loss) (3)	$MM	121	8	NM	(111)	(209)	129	(241)	(154)	N/A	N/A
Adjusted net loss (2)	$MM	(5)	(5)	—	(14)	(64)	(10)	(33)	(70)	N/A	N/A
GAAP diluted shares outstanding (4)	MM	20	19	5	19	5	19	19	—	N/A	N/A
Adjusted diluted shares outstanding (4)	MM	20	19	5	19	5	19	19	—	N/A	N/A
GAAP diluted EPS (4)	$/Share	6.13	0.44	NM	(5.99)	(202)	6.71	(13.00)	(152)	N/A	N/A
Adjusted diluted EPS (4)	$/Share	(0.23)	(0.27)	(15)	(0.77)	(70)	(0.51)	(1.78)	(71)	N/A	N/A

(1)
Excludes equity-based compensation income of $8.0 million and $2.4 million, and expense of $9.3 million for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively, and income of $10.3 million and expense of $13.1 million for the six months ended June 30, 2017 and 2016, respectively.

(2)	Adjusted EBITDA and Adjusted net loss are non-GAAP measures. See Financial Data section for definitions and reconciliations.

(3)
GAAP net income (loss) included $122 million and $6 million of gains related to the revaluation of common share warrants issued in connection with the 1.5 Lien Notes and 1.75 Lien Term Loans for the three months ended June 30, 2017 and March 31, 2017, respectively, and $128 million for the six months ended June 30, 2017. GAAP net income (loss) included impairments of oil and natural gas properties of $26 million and $161 million for the three and six months ended June 30, 2016, respectively.

(4)
During second quarter 2017, the Company effected a 1-for-15 reverse share split which required retrospective adjustments to diluted shares outstanding and diluted EPS to reflect the impact of the reverse share split.

(5)	Q2 2017 guidance assumed South Texas divestiture occurred on June 1, 2017.

(6)	Q3 2017 guidance assumes South Texas divestiture occurs on September 1, 2017.

EXCO's GAAP net income increased from $8 million in first quarter 2017 to $121 million in second quarter 2017 primarily due to the change in unrealized gains on common share warrants issued in connection with the issuance of the 1.5 Lien Notes and 1.75 Lien Term Loans as a result of the decline in EXCO's share price.

EXCO's costs and expenses were within guidance for second quarter 2017 and consistent with prior quarter.

Cash Flow Results

Table 3: Summary of key cash flow items
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Q3
		6/30/17	3/31/17		6/30/16		6/30/17	3/31/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash flow provided by (used in)
Operating activities	$MM	28	5	460	18	56	34	46	(26)	N/A	N/A
Investing activities	$MM	(47)	(20)	135	(7)	571	(67)	(43)	56	N/A	N/A
Financing activities	$MM	(4)	38	(111)	(30)	(87)	34	13	162	N/A	N/A
Net increase (decrease) in cash	$MM	(23)	23	(200)	(19)	21	—	15	(100)	N/A	N/A

Other key cash flow items
Adjusted operating cash flow (1)	$MM	19	3	533	8	138	22	13	69	N/A	N/A
Free cash flow (1)	$MM	(4)	(7)	(43)	(5)	(20)	(11)	(9)	22	N/A	N/A

(1)	Adjusted operating cash flow and Free cash flow are non-GAAP measures. See Financial Data section for definitions and reconciliations.

EXCO's increase in operating cash flows in second quarter 2017 compared to first quarter 2017 was primarily the result of favorable working capital conversions and lower cash interest payments. The Company issued common shares to pay interest on the 1.75 Lien Term Loans during second quarter 2017. EXCO's net cash used in investing activities during second quarter 2017 primarily related to drilling and completion activities and acquisitions in North Louisiana. The decrease in net cash provided by financing activities primarily related to the issuance of the 1.5 Lien Notes in first quarter 2017.

Liquidity Results

Table 4: Financial flexibility measures
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q2	Q3
		6/30/17	3/31/17		6/30/16		6/30/17	6/30/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash (1)	$MM	31	48	(35)	53	(42)	31	53	(42)	N/A	N/A
Gross debt (2)	$MM	1,202	1,202	—	1,125	7	1,202	1,125	7	N/A	N/A
Net debt (3)	$MM	1,170	1,154	1	1,072	9	1,170	1,072	9	N/A	N/A
Adjusted EBITDA (4)	$MM	18	18	—	23	(22)	37	44	(16)	N/A	N/A
Cash interest expenses (5)	$MM	3	15	(80)	17	(82)	18	35	(49)	12-16	3-5
Adjusted EBITDA/Interest (6)	x	6.00	1.20	400	1.35	344	2.06	1.26	63	N/A	N/A
Sr. Secured debt/LTM Adj. EBITDA (6)	x	—	—	—	0.80	(100)	—	0.80	(100)	N/A	N/A
Net debt/LTM Adjusted EBITDA	x	13.15	12.41	6	7.05	87	13.15	7.05	87	N/A	N/A

(1)	Includes restricted cash of $22 million, $16 million and $25 million as of June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(2)	Represents total principal balance outstanding. See Table 5 below for reconciliation to carrying value.

(3)	Net debt represents principal amount of outstanding debt less cash and cash equivalents and restricted cash.

(4)	Adjusted EBITDA is a non-GAAP measure. See Financial Data section for definition and reconciliation.

(5)
Cash interest expenses exclude interest paid or accrued in-kind, the amortization of debt issuance costs, discount on notes and capitalized interest. In addition, cash payments under the second lien term loan ("Exchange Term Loan") and a portion of the 1.75 Lien Term Loans are not considered interest expense per FASB ASC 470-60, Troubled Debt Restructuring by Debtors ("ASC 470-60") and are excluded from the cash interest expenses amounts shown. See Table 5 below for additional information on the accounting treatment of the Exchange Term Loan and a portion of the 1.75 Lien Term Loans.

(6)
These ratios differ in certain respects from the calculations of comparable measures in the Credit Agreement. As of June 30, 2017, the Company was exempt from maintaining a ratio of consolidated EBITDAX to consolidated interest expense (as defined in the agreement); however, the Company is required to maintain a ratio of consolidated EBITDAX to consolidated interest expense of 1.75 to 1.0 for the fiscal quarter ending September 30, 2017 and 2.0 to 1.0 for fiscal quarters thereafter. In addition, the Company's ratio of aggregate revolving credit exposure to consolidated EBITDAX (as defined in the Credit Agreement) was 0.1 to 1.0 as of June 30, 2017.

Table 5: Reconciliation of carrying value to principal
2Q 17; $MM

		6/30/17 (Actual)
Factors	Unit	Carrying value	Deferred reduction in carrying value (1)	Unamortized discount/deferred financing costs	Principal balance
EXCO Resources Credit Agreement	$MM	—	—	—	—
1.5 Lien Notes	$MM	151	—	149	300
1.75 Lien Term Loans	$MM	829	(166)	20	683
Exchange Term Loan	$MM	24	(7)	—	17
2018 Notes	$MM	131	—	—	132
2022 Notes	$MM	70	—	—	70
Deferred financing costs, net	$MM	(14)	—	14	—
Total debt	$MM	1,192	(173)	183	1,202

(1)
The Exchange Term Loan and a portion of the 1.75 Lien Term Loans are accounted for in accordance with ASC 470-60. As a result, the carrying amounts of the Exchange Term Loan and a portion of the 1.75 Lien Term Loans are equal to the total undiscounted future cash payments, including interest and principal.  All payments under the terms of these loans, whether designated as interest or as principal amount, reduce the carrying amount of each loan and no interest expense is recognized. The undiscounted future interest payments on the Exchange Term Loan and the 1.75 Lien Term Loans expected to be due in the next twelve months are classified as "Current maturities of long-term debt" on the balance sheet.

Table 6: Liquidity schedule
Historical vs. guidance; $MM

		Quarter-to-Date					Year-to-Date			Q2	Q3
		6/30/17	3/31/17		6/30/16		6/30/17	6/30/16		2017	2017
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Borrowing capacity on revolver (1)	$MM	150	150	—	325	(54)	150	325	(54)	N/A	N/A
Amount drawn on revolver (2)	$MM	—	—	—	122	(100)	—	122	(100)	N/A	N/A
Letters of credit	$MM	12	12	—	10	20	12	10	20	N/A	N/A
Available for borrowing	$MM	138	138	—	193	(28)	138	193	(28)	N/A	N/A
Cash (3)	$MM	31	48	(35)	53	(42)	31	53	(42)	N/A	N/A
Liquidity (4)	$MM	170	186	(9)	246	(31)	170	246	(31)	N/A	N/A

(1)	If the Company successfully closes the South Texas divestiture, the borrowing base under the Credit Agreement will be reduced to $100 million, including letters of credit.

(2)
In July and August 2017, the Company borrowed an aggregate of $50 million to fund the acquisition of certain oil and natural gas properties and undeveloped acreage in the North Louisiana region and other working capital needs. Therefore, the remaining amount available for borrowing was reduced to $88 million, including letters of credit.

(3)	Includes restricted cash of $22 million, $16 million and $25 million as of June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(4)
Liquidity is calculated as the available borrowing capacity under the Credit Agreement plus cash and cash equivalents and restricted cash. The borrowing base under the Credit Agreement was $150 million as of June 30, 2017.

On May 31, 2017, the Company’s shareholders approved a proposal to, among other things, permit the issuance of common shares to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans and permit the issuance of common shares upon the exercise of the warrants associated with the 1.5 Lien Notes and 1.75 Lien Term Loans. On June 20, 2017, the Company paid interest on the 1.75 Lien Term Loans by issuing 2.7 million common shares. The Company elected to pay interest in common shares in lieu of a cash payment of $23 million. The price of the Company's common shares issued for payment of interest was based on the trailing 20-day volume-weighted average price calculated as of the end of the three trading days prior to February 28, 2017.

It is currently unclear how many common shares will be issued in the future as a result of the payment-in-kind feature, the amount of which will substantially depend on prevailing market conditions, Liquidity and the price of the Company's common shares. The Company's common share price has and continues to be volatile, and has significantly decreased from historical levels. EXCO's ability to pay interest in common shares will be limited in future periods due to restrictions in its debt agreements. If the Company is not able to make interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans in common shares, it will be required to pay interest in cash or additional indebtedness that would further restrict its Liquidity and ability to comply with covenants in its debt agreements. The Company is currently permitted to make interest payments in additional indebtedness of up to $50 million due to limitations on the Company's aggregate secured indebtedness within its debt agreements.

EXCO's capital expenditures are expected to exceed its operating cash flows for the remainder of 2017. The deficit is expected to be funded with borrowings under the Credit Agreement or asset sales, if any. The Company borrowed an aggregate of $50 million under its Credit Agreement in July and August 2017 to fund the acquisition of certain oil and natural gas properties and undeveloped acreage in the North Louisiana region and other working capital needs.

The Company does not believe it will be able to comply with all of the covenants under the Credit Agreement or have sufficient Liquidity to conduct its business operations based on existing conditions and estimates during the next twelve months, and could be in default under certain covenants in its Credit Agreement as early as of the end of third quarter 2017. The Company’s ability to comply with its debt covenants is dependent upon oil and natural gas prices, decisions regarding the method of interest payments on the 1.5 Lien Notes and 1.75 Lien Term Loans, closing of the sale of properties in South Texas, and other factors. In addition, the Credit Agreement matures on July 31, 2018, and senior unsecured notes mature on September 15, 2018 ("2018 Notes"). The Company's Liquidity is not expected to be sufficient to repay the outstanding indebtedness due in 2018 based on existing conditions and estimates. These factors raise substantial doubt about the Company's ability to continue as a going concern.

If the Company is unable to restructure its current obligations under its existing outstanding debt, and address near-term liquidity needs, it may need to seek relief under the U.S. Bankruptcy Code. See further information on the risks related to EXCO’s indebtedness and its ability to continue as a going concern in the Company’s periodic filings with the SEC.

Risk Management Results

Table 7: Hedging position
2Q 17; mixed measures

		Six Months Ended		Twelve Months Ended
		12/31/17		12/31/18
Factors	Unit	Volume	Strike Price	Volume	Strike Price
Natural gas
Fixed price swaps - Henry Hub	Bbtu/ $/Mmbtu	18,400	3.05	3,650	3.15
Collars - Henry Hub	Bbtu	5,520		—
Sold call options	$/Mmbtu		3.28		—
Purchased put options	$/Mmbtu		2.87		—

Oil
Fixed price swaps - WTI	Mbbl/ $/Bbl	92	50.00	—	—

The Company's derivative financial instruments covered approximately 62% of natural gas production and 15% of oil production during second quarter 2017.

Financial Data

The following financial statements are attached.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	6/30/2017
2	Condensed Consolidated Statements Of Operations	EXCO Resources, Inc.	6/30/2017
3	Condensed Consolidated Statements Of Cash Flows	EXCO Resources, Inc.	6/30/2017
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations	EXCO Resources, Inc.	6/30/2017
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliation	EXCO Resources, Inc.	6/30/2017
6	Other Non-GAAP Financial Measures	EXCO Resources, Inc.	6/30/2017

EXCO will host a conference call on August 9, 2017 at 9:00 a.m. (Central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#64388280. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website prior to the conference call. A digital recording will be available starting two hours after the completion of the conference call until August 23, 2017. Please call (800) 585-8367 and enter conference ID#64388280 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###
This press release contains statements that are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding estimates, expectations and production forecasts, estimates of costs and expenses, and EXCO’s drilling program. It is important to communicate expectations of future performance to investors. However, events may occur in the future that EXCO is unable to accurately predict, or over which EXCO has no control. Users of the financial statements are cautioned not to place undue reliance on a forward-looking statement. Any number of factors could cause actual results to differ materially from those in EXCO's forward-looking statements, including, but not limited to, the volatility of oil and natural gas prices, future capital requirements and the availability of capital and financing, uncertainties about reserve estimates, the outcome of future drilling activity, environmental risks, regulatory changes, closing of the divestiture of properties in South Texas and anticipated use of proceeds, method of interest payment under certain debt instruments, ability to comply with debt covenants, and the ability to continue as a going concern. Declines in oil or natural gas prices may have a material adverse effect on EXCO's financial condition, liquidity, results of operations, ability to fund operations and the amount of oil or natural gas that can be produced economically. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. EXCO undertakes no obligation to publicly update or revise any forward-looking statements. When considering EXCO's forward-looking statements, investors are urged to read the cautionary statements and the risk factors included in EXCO's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017, and its other periodic filings with the SEC.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	6/30/2017

(in thousands)	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,374	$9,068
Restricted cash	21,881	11,150
Accounts receivable, net:
Oil and natural gas	39,036	52,674
Joint interest	21,151	25,905
Other	2,679	3,813
Derivative financial instruments - commodity derivatives	2,674	—
Inventory and other	9,781	8,007
Total current assets	106,576	110,617
Equity investments	25,019	24,365
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	97,467	97,080
Proved developed and undeveloped oil and natural gas properties	3,001,491	2,939,923
Accumulated depletion	(2,724,806)	(2,702,245)
Oil and natural gas properties, net	374,152	334,758
Other property and equipment, net	23,383	23,661
Deferred financing costs, net	3,633	4,376
Derivative financial instruments - commodity derivatives	428	482
Goodwill	163,155	163,155
Total assets	$696,346	$661,414
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$61,188	$54,762
Revenues and royalties payable	114,656	120,845
Accrued interest payable	15,328	4,701
Current portion of asset retirement obligations	344	344
Income taxes payable	—	—
Derivative financial instruments - commodity derivatives	3,163	27,711
Current maturities of long-term debt	50,000	50,000
Total current liabilities	244,679	258,363
Long-term debt	1,141,992	1,258,538
Deferred income taxes	4,858	2,802
Derivative financial instruments - commodity derivatives	—	464
Derivative financial instruments - common share warrants	32,841	—
Asset retirement obligations and other long-term liabilities	13,102	13,153
Shareholders’ equity:
Common shares, $0.001 par value; 260,000,000 authorized shares; 21,690,418 shares issued and 21,650,773 shares outstanding at June 30, 2017; 18,915,952 shares issued and 18,876,307 shares outstanding at December 31, 2016	22	19
Additional paid-in capital	3,539,914	3,538,080
Accumulated deficit	(4,273,430)	(4,402,373)
Treasury shares, at cost; 39,645 shares at June 30, 2017 and December 31, 2016	(7,632)	(7,632)
Total shareholders’ equity	(741,126)	(871,906)
Total liabilities and shareholders’ equity	$696,346	$661,414

Attachment	Statements	Company	Period
2	Condensed Consolidated Statements Of Operations (Unaudited)	EXCO Resources, Inc.	6/30/2017

	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues:
Oil and natural gas	$64,487	$69,356	$54,221	$133,843	$105,870
Purchased natural gas and marketing	6,528	7,173	4,570	13,701	9,011
Total revenues	71,015	76,529	58,791	147,544	114,881
Costs and expenses:
Oil and natural gas operating costs	8,215	8,498	7,560	16,713	17,038
Production and ad valorem taxes	3,415	3,435	4,857	6,850	9,497
Gathering and transportation	27,087	27,353	26,744	54,440	51,849
Purchased natural gas	6,353	6,452	4,721	12,805	10,687
Depletion, depreciation and amortization	11,622	11,508	19,084	23,130	48,085
Impairment of oil and natural gas properties	—	—	26,214	—	160,813
Accretion of discount on asset retirement obligations	215	212	769	427	1,681
General and administrative	(1,394)	4,415	16,983	3,021	27,880
Other operating items	286	1,069	24,856	1,355	25,046
Total costs and expenses	55,799	62,942	131,788	118,741	352,576
Operating income (loss)	15,216	13,587	(72,997)	28,803	(237,695)
Other income (expense):
Interest expense, net	(22,480)	(19,952)	(17,932)	(42,432)	(37,189)
Gain (loss) on derivative financial instruments - commodity derivatives	6,541	15,533	(36,432)	22,074	(19,841)
Gain on derivative financial instruments - common share warrants	122,295	6,004	—	128,299	—
Gain (loss) on restructuring and extinguishment of debt	(108)	(6,272)	16,839	(6,380)	61,953
Other income (loss)	(25)	4	13	(21)	25
Equity income (loss)	338	317	(91)	655	(8,001)
Total other income (expense)	106,561	(4,366)	(37,603)	102,195	(3,053)
Income (loss) before income taxes	121,777	9,221	(110,600)	130,998	(240,748)
Income tax expense	1,027	1,028	747	2,055	747
Net income (loss)	$120,750	$8,193	$(111,347)	$128,943	$(241,495)
Earnings (loss) per common share: (1)
Basic:
Net income (loss)	$6.13	$0.44	$(5.99)	$6.71	$(13.00)
Weighted average common shares outstanding	19,702	18,726	18,597	19,217	18,583
Diluted:
Net income (loss)	$6.07	$0.44	$(5.99)	$6.65	$(13.00)
Weighted average common shares and common share equivalents outstanding	19,886	18,749	18,597	19,393	18,583

(1)	Earnings (loss) per common share data has been retroactively adjusted to reflect a 1-for-15 reverse share split that the Company effected during second quarter 2017.

Attachment	Statements	Company	Period
3	Condensed Consolidated Statements Of Cash Flows (Unaudited)	EXCO Resources, Inc.	6/30/2017

	Six Months Ended June 30,
(in thousands)	2017	2016
Operating Activities:
Net income (loss)	$128,943	$(241,495)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	2,055	747
Depletion, depreciation and amortization	23,130	48,085
Equity-based compensation	(10,341)	13,141
Accretion of discount on asset retirement obligations	427	1,681
Impairment of oil and natural gas properties	—	160,813
(Gain) loss from equity investments	(655)	8,001
(Gain) loss on derivative financial instruments - commodity derivatives	(22,074)	19,841
Cash receipts (payments) of commodity derivative financial instruments	(5,558)	33,388
Gain on derivative financial instruments - common share warrants	(128,299)	—
Amortization of deferred financing costs and discount on debt issuance	11,437	4,999
Other non-operating items	261	25,151
(Gain) loss on restructuring and extinguishment of debt	6,380	(61,953)
Paid in-kind interest expense	15,914	—
Effect of changes in:
Restricted cash with related party	—	(2,101)
Accounts receivable	17,778	37,633
Other current assets	(1,877)	183
Accounts payable and other liabilities	(3,920)	(2,189)
Net cash provided by operating activities	33,601	45,925
Investing Activities:
Additions to oil and natural gas properties, gathering assets and equipment	(44,484)	(54,963)
Property acquisitions	(4,457)	—
Proceeds from disposition of property and equipment	25	11,490
Restricted cash	(10,731)	(2,164)
Net changes in amounts due to joint ventures	(7,553)	2,404
Net cash used in investing activities	(67,200)	(43,233)
Financing Activities:
Borrowings under EXCO Resources Credit Agreement	25,000	297,897
Repayments under EXCO Resources Credit Agreement	(253,592)	(243,797)
Proceeds received from issuance of 1.5 Lien Notes, net	295,530	—
Payments on Exchange Term Loan	(11,057)	(25,278)
Repurchases of senior unsecured notes	—	(13,299)
Debt financing costs and other	(21,976)	(2,899)
Net cash provided by financing activities	33,905	12,624
Net increase in cash	306	15,316
Cash at beginning of period	9,068	12,247
Cash at end of period	$9,374	$27,563
Supplemental Cash Flow Information:
Cash interest payments	$17,884	$33,699
Income tax payments	—	—
Supplemental non-cash investing and financing activities:
Capitalized equity-based compensation	$693	$207
Capitalized interest	2,898	2,642

Attachment	Statements	Company	Period
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations (Unaudited)	EXCO Resources, Inc.	6/30/2017

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income (loss)	$120,750	$8,193	$(111,347)	$128,943	$(241,495)
Interest expense	22,480	19,952	17,932	42,432	37,189
Income tax expense	1,027	1,028	747	2,055	747
Depletion, depreciation and amortization	11,622	11,508	19,084	23,130	48,085
EBITDA (1)	$155,879	$40,681	$(73,584)	$196,560	$(155,474)
Accretion of discount on asset retirement obligations	215	212	769	427	1,681
Impairment of oil and natural gas properties	—	—	26,214	—	160,813
Other items impacting comparability	300	—	24,296	300	24,698
(Gain) loss on restructuring and extinguishment of debt	108	6,272	(16,839)	6,380	(61,953)
Equity (income) loss	(338)	(317)	91	(655)	8,001
(Gain) loss on derivative financial instruments - commodity derivatives	(6,541)	(15,533)	36,432	(22,074)	19,841
Cash receipts (payments) of commodity derivative financial instruments	(1,099)	(4,459)	16,598	(5,558)	33,388
Gain on derivative financial instruments - common share warrants	(122,295)	(6,004)	—	(128,299)	—
Equity-based compensation	(7,959)	(2,382)	9,328	(10,341)	13,141
Adjusted EBITDA (1)	$18,270	$18,470	$23,305	$36,740	$44,136
Interest expense	(22,480)	(19,952)	(17,932)	(42,432)	(37,189)
Current income tax expense	—	—	—	—	—
Amortization of deferred financing costs and discount	7,035	4,402	1,878	11,437	4,999
Paid in-kind interest expense	15,914	—	—	15,914	—
Other operating items impacting comparability and non-operating items	(18)	(21)	875	(39)	453
Changes in working capital	9,684	2,297	9,818	11,981	33,526
Net cash provided by operating activities	$28,405	$5,196	$17,944	$33,601	$45,925

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Cash flow from operations, GAAP	$28,405	$5,196	$17,944	$33,601	$45,925
Net change in working capital	(9,684)	(2,297)	(9,818)	(11,981)	(33,526)
Other operating items impacting comparability	—	—	—	—	402
Adjusted operating cash flow, non-GAAP measure (2)	$18,721	$2,899	$8,126	$21,620	$12,801

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Cash flow from operations, GAAP	$28,405	$5,196	$17,944	$33,601	$45,925
Less: Additions to oil and natural gas properties, gathering assets and equipment	(32,627)	(11,857)	(22,477)	(44,484)	(54,963)
Free cash flow, non-GAAP measure (3)	$(4,222)	$(6,661)	$(4,533)	$(10,883)	$(9,038)

(1)
Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) represents net income (loss) adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, non-cash impairments of assets, equity-based compensation, income or losses from equity investments and other operating items impacting comparability.

EXCO has presented EBITDA and Adjusted EBITDA because they are measures widely used by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, similar measures are used in covenant calculations required under the Credit Agreement, the indenture governing the 1.5 Lien Notes, the indenture governing the 2018 Notes, the indenture governing the senior unsecured notes due April 15, 2022 ("2022 Notes") and the term loan credit agreement governing the 1.75 Lien Term Loans. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to the Company. EXCO's computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in the Company's computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of the Company’s operating, investing and financing activities. As such, investors are encouraged not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation of EBITDA and Adjusted EBITDA as presented herein differ in certain respects from the calculation of comparable measures in the Credit Agreement, the indentures and the term loan credit agreement.

(2)
Adjusted operating cash flow is presented because the Company believes it is a useful financial indicator for companies in its industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Adjusted operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Other operating items impacting comparability have been excluded as they do not reflect the Company's on-going operating activities.

(3)
Free cash flow is cash flow from operating activities less capital expenditures. This non-GAAP measure is used predominantly as a forecasting tool to estimate cash available to fund indebtedness and other investments.

Attachment	Statements	Company	Period
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliations (Unaudited)	EXCO Resources, Inc.	6/30/2017

	Three Months Ended						Six Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016		June 30, 2017		June 30, 2016
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net income (loss), GAAP	$120,750		$8,193		$(111,347)		$128,943		$(241,495)
Adjustments:
(Gain) loss on derivative financial instruments - commodity derivatives	(6,541)		(15,533)		36,432		(22,074)		19,841
Cash receipts (payments) of commodity derivative financial instruments	(1,099)		(4,459)		16,598		(5,558)		33,388
Gain on derivative financial instruments - common share warrants	(122,295)		(6,004)		—		(128,299)		—
(Gain) loss on restructuring and extinguishment of debt	108		6,272		(16,839)		6,380		(61,953)
Impairment of oil and natural gas properties	—		—		26,214		—		160,813
Adjustments included in equity loss	—		—		—		—		7,866
Other items impacting comparability	300		—		24,296		300		24,698
Deferred finance cost amortization acceleration	—		1,855		—		1,855		1,013
Income taxes on above adjustments (1)	51,811		7,148		(34,680)		58,958		(74,266)
Adjustment to deferred tax asset valuation allowance (2)	(47,684)		(2,661)		44,987		(50,344)		97,046
Total adjustments, net of taxes	(125,400)		(13,382)		97,008		(138,782)		208,446
Adjusted net loss (5)	$(4,650)		$(5,189)		$(14,339)		$(9,839)		$(33,049)

Net income (loss), GAAP (3)	$120,750	$6.13	$8,193	$0.44	$(111,347)	$(5.99)	$128,943	$6.71	$(241,495)	$(13.00)
Adjustments shown above (3)	(125,400)	(6.36)	(13,382)	(0.71)	97,008	5.22	(138,782)	(7.22)	208,446	11.22
Dilution attributable to equity-based payments (4)	—	—	—	—	—	—	—	—	—	—
Adjusted net loss (5)	$(4,650)	$(0.23)	$(5,189)	$(0.27)	$(14,339)	$(0.77)	$(9,839)	$(0.51)	$(33,049)	$(1.78)

Common shares and equivalents used for net income (loss) per share:
Weighted average common shares outstanding	19,702		18,726		18,597		19,217		18,583
Dilutive stock options	—		—		—		—		—
Dilutive restricted shares and restricted share units	—		—		—		—		—
Dilutive warrants	—		—		—		—		—
Shares used to compute diluted loss per share for adjusted net loss	19,702		18,726		18,597		19,217		18,583

(1)	The assumed income tax rate is 40% for all periods.

(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.

(3)	Per share amounts are based on weighted average number of common shares outstanding.

(4)
Dilution attributable to equity-based payments represents dilution per share attributable to common share equivalents from in-the-money stock options and warrants, dilutive restricted shares and diluted restricted share units calculated in accordance with the treasury stock method.

(5)
Adjusted net loss, a non-GAAP measure, includes adjustments for gains or losses from asset sales, non-cash changes in the fair value of derivative financial instruments, non-cash impairments and other items typically not included by securities analysts in published estimates. Adjusted net loss is a useful metric in evaluating the Company's performance and facilitating comparisons with its peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies.

Attachment	Statements	Company	Period
6	Other Non-GAAP Financial Measures (Unaudited)	EXCO Resources, Inc.	6/30/2017

Adjusted general and administrative expenses

The Company believes this non-GAAP measure is used by investors, analysts and management for valuations, peer comparisons and other recommendations. The exclusion of equity-based compensation is important to users that are evaluating the impact of the Company's cash-based general and administrative costs on its credit metrics and ability to service its indebtedness. In addition, the exclusion of cash-based costs, such as restructuring and severance, assists in the comparability between periods and similar measures are used in debt covenant calculations required under certain of the Company's debt agreements. Restructuring costs include legal and advisory costs incurred in connection with the Company's strategic initiatives focused on restructuring its balance sheet and gathering and transportation contracts, and severance costs relate primarily to the Company's reductions in workforce.

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
General and administrative, GAAP	$(1,394)	$4,415	$16,983	$3,021	$27,880
Less: Equity-based compensation	7,959	2,382	(9,328)	10,341	(13,141)
Less: Restructuring and severance costs	(208)	(775)	(501)	(983)	988
Adjusted general and administrative, non-GAAP measure	$6,357	$6,022	$7,154	$12,379	$15,727